Exhibit 99.1

NeoRx Receives Notice from Nasdaq Regarding Minimum Bid Price Rule

SEATTLE (January 11, 2006) – NeoRx Corporation (NASDAQ:NERX) announced today that it received notice on January 10, 2006 from The Nasdaq Stock Market, Inc. indicating the minimum bid price of the Company’s common stock had fallen below $1.00 for 30 consecutive business days and that the Company therefore is not in compliance with Nasdaq Marketplace Rule 4310(c)(4).

The Company has 180 calendar days, or until July 10, 2006, to regain compliance by having the bid price of its common stock close at $1.00 per share or more for at least 10 consecutive business days.  If compliance is not achieved by this time, Nasdaq will determine if the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Marketplace Rule 4310(c), other than the bid price requirement.  If the Company meets the criteria, it will be granted an additional 180 calendar day compliance period.  If the Company is not eligible for an additional compliance period, or does not regain compliance during any additional compliance period, Nasdaq will provide written notice to the Company that the Company’s common stock will be delisted.  At such time, the Company would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

About NeoRx

NeoRx is a specialty pharmaceutical company dedicated to the development and commercialization of oncology drugs that impact the lives of individuals afflicted with cancer and metastases.  The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy that has improved safety features and is designed to overcome mechanisms of platinum-based resistance.  NeoRx also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors for the treatment of cancer.   For more information, visit www.neorx.com.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation
Julie Rathbun
Corporate Communications
206-286-2517

jrathbun@neorx.com

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